UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2014

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England
SW1X 0LZ
(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 14, 2014, Virgin Media Secured Finance PLC (the “Company”), Virgin Media Inc. (each a subsidiary of Liberty Global plc) and certain subsidiaries of Virgin Media Inc. entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank AG, London Branch, as the sterling representative and Deutsche Bank Securities Inc. as the dollar representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to sell, subject to the terms and conditions set forth therein, (i) $425.0 million aggregate principal amount of its 5½% senior secured notes due 2025 (the “Dollar Notes”), (ii) £430.0 million ($714.9 million at the March 14, 2014 exchange rate) aggregate principal amount of its 5½% senior secured notes due 2025 (the “2025 Sterling Notes”) and (iii) £225.0 million ($374.1 million at the March 14, 2014 exchange rate) aggregate principal amount of its 6¼% senior secured notes due 2029 (the “2029 Sterling Notes” and, together with the 2025 Sterling Notes and the Dollar Notes, the “Notes”) to the Initial Purchasers in a private offering in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended.

The Notes will be issued pursuant to an indenture (the “Indenture”) among the Company, the guarantors named therein and The Bank of New York Mellon, acting through its London Branch, as trustee, that will be executed in connection with the completion of the offering of the Notes.  The Dollar Notes and the 2025 Sterling Notes will mature on January 15, 2025, and the 2029 Sterling Notes will mature on March 28, 2029. Interest on the Notes will be payable semi-annually on each January 15 and July 15, beginning on January 15, 2015.

Some or all of the Notes may be redeemed at any time prior to January 15, 2019 (with respect to the 2025 Sterling Notes and the Dollar Notes) and January 15, 2021 (with respect to the 2029 Sterling Notes) at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to (but excluding) the redemption date and a “make-whole” premium, which is the present value of all remaining scheduled interest payments to the redemption date using the discount rate (as specified in the Indenture) as of the redemption date plus 50 basis points. The Notes may be redeemed at any time on or after January 15, 2019 (with respect to the 2025 Sterling Notes and the Dollar Notes) and January 15, 2021 (with respect to the 2029 Sterling Notes) at the following redemption prices (expressed as a percentage of the principal amount) plus accrued and unpaid interest and Additional Amounts (as defined in the Indenture), if any, to the applicable redemption date, if redeemed during the twelve-month period commencing on January 15 of the years set forth below:

	Redemption Price
Year	2025 Sterling Notes and Dollar Notes	2029 Sterling Notes
2019	102.750%	N.A.
2020	101.833%	N.A.
2021	100.000%	103.125%
2022	100.000%	102.083%
2023	100.000%	101.042%
2024 and thereafter	100.000%	100.000%

In addition, at any time prior to January 15, 2017, the Company may redeem up to 40% of the respective Notes with the net proceeds of one or more specified equity offerings at a redemption price of 105.500% of the principal amount of the 2025 Sterling Notes and/or Dollar Notes and 106.250% of the principal amount of the 2029 Sterling Notes, plus accrued and unpaid interest and Additional Amounts, if any, to the date of redemption. In the event of a change of control or sale of certain assets, the Company may be required to make an offer to purchase the relevant Notes.

The Notes will be senior obligations of the Company. The Notes will rank equally in right of payment with all existing and future indebtedness of the Company that is not subordinated in right of payment to the Notes and will be senior in right of payment to all existing and future indebtedness of the Company that is subordinated in right of payment to the Notes. The Notes will be guaranteed on a senior basis by Virgin Media Inc. and certain of its subsidiaries and will be secured by the same property and assets that secure the existing senior secured notes of the Company and loans under the senior facilities agreement dated June 7, 2013 (as amended or supplemented), between, among others, Virgin Media Investment Holdings Limited, as borrower, The Bank of Nova Scotia, as facility agent and Deutsche Bank AG, London Branch as security agent.

The Company expects the offering of the Notes to close on March 28, 2014.  The Company intends to use the net proceeds from the sale of the Notes to redeem on April 14, 2014 all of the Company’s outstanding £875.0 million ($1,454.7 million) 7.00% Senior Secured Notes due 2018, including related premium, fees and expenses. The Indenture will be filed with the Securities and Exchange Commission as an exhibit on Form 8-K after the completion of the offering of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: March 20, 2014

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